UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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General Moly, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

April 23, 2009

Dear Stockholder:

You are invited to attend General Moly’s annual stockholders’ meeting.  The meeting will be held on June 18, 2009, at 9:00 a.m., local Colorado time, at the Denver West Marriott, 1717 Denver West Boulevard, Golden, Colorado  80401.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed postage paid return envelope so that your shares will be represented at the meeting.

We look forward to seeing those of you who will be able to attend the meeting.

Sincerely,

/s/ Bruce D. Hansen

Bruce D. Hansen
Chief Executive Officer

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Notice of Annual Meeting of Stockholders

To be Held on June 18, 2009

April 23, 2009

Dear Stockholder:

We are pleased to invite you to attend General Moly, Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m., local Colorado time, on June 18, 2009, at the Denver West Marriott, 1717 Denver West Boulevard, Golden, Colorado  80401.  The meeting will be held:

•                  To elect three (3) Class II members to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders;

•                  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor; and

•                  To act on such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on April 22, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy.  If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.  The proxy is revocable at any time prior to its use.

Sincerely,

/s/ Michael K. Branstetter

Michael K. Branstetter
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2009

The Company’s proxy statement, form of proxy card and 2008 annual report to stockholders are available at:  www.generalmoly.com.

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

PROXY STATEMENT

Relating to

Annual Meeting of Stockholders

To be held on June 18, 2009

We are sending this proxy statement to the holders of our common stock, $0.001 par value, in connection with the solicitation by our Board of Directors of proxies to be voted at the General Moly, Inc. (the “Company,” “we,” or “us,” or “our”) Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 18, 2009 at 9:00 a.m., local Colorado time, at the Denver West Marriott, 1717 Denver West Boulevard, Golden, Colorado  80401, and any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement and the accompanying proxy card are first being mailed to the stockholders on or about May 4, 2009.

A proxy card is enclosed for your use.  You are requested on behalf of the Board of Directors to sign, date, and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, stockholders entitled to vote will be asked to consider and take action on the following matters:

•                  To elect three (3) Class II members to our Board of Directors to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier death, resignation, or removal in accordance with our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines;

•                  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor; and

•                  To act on such matters as may properly come before the meeting or any adjournment thereof.

As your vote is important, we are requesting that you complete and sign the enclosed proxy card and mail it promptly in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Shares Outstanding and Voting Rights

Record Date; Quorum.  Our Board of Directors has fixed the close of business on April 22, 2009 as the record date for the purpose of determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on that date, we had 71,977,875 issued and outstanding shares of common stock.  A majority of votes which could be cast by holders of all outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  Proxies that are submitted but are not voted for or against (whether by abstentions, broker non-votes, or otherwise) will be treated as present for all matters considered at the meeting, and will be counted for purposes of a quorum.

Solicitation of Proxies.  The accompanying proxy is solicited on behalf of our Board of Directors and the entire cost of solicitation will be borne by us.  Following the original mailing of the proxies and soliciting materials, our directors, officers and employees may, but do not presently intend to, solicit proxies by mail, telephone, telegraph, or personal interviews.  We will request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies.  In such cases, the Company will reimburse such holders for their reasonable expenses.  We may utilize the services of a proxy solicitation firm.

Revocation of Proxy.  Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by either (i) providing our Corporate Secretary a later-dated proxy prior to the Annual Meeting or presenting a later-dated proxy at the Annual Meeting, (ii) providing our Corporate Secretary a written revocation prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person.

How Proxies will be Voted.  Assuming a quorum is present, proxies received by our Board of Directors in the accompanying form will be voted at the Annual Meeting as specified by the person giving the proxy.  All shares represented by valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting.  The Board of Directors, however, does not know of any matters to be considered at the meeting other than those specified in the Notice of Annual Meeting.

Required Votes.  With respect to the election of directors, the three (3) candidates receiving the highest number of votes will be elected.  Our stockholders may vote for or against each of the nominees, or may abstain. If any candidate does not receive at least a majority of the votes cast in the election, under our Corporate Governance Guidelines adopted by the Board, he or she must submit their resignation from the Board of Directors.  See Proposal 1 for further discussion of the majority voting provisions of the Corporate Governance Guidelines.  The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy is required to approve Proposal 2.

Effect of Abstentions and Broker Non-Votes.  Abstentions will have no effect on the election of directors.  Abstentions may be specified and will be counted as present for the purposes of Proposal 2.  For purposes of determining whether Proposal 2 has received the requisite vote, when a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

Brokers and other intermediaries, holding shares in street name for their customers, are generally required to vote the shares in the manner directed by their customers.  If their customers do not give any direction, brokers may vote the shares if (i) the broker holds the shares in a fiduciary capacity, or (ii) the broker is acting pursuant to the rules of any national securities exchange of which it is a member.  On certain routine matters, brokers may, at their discretion, vote shares on behalf of their customers.  Routine matters include the election of directors and ratification of auditors.  The absence of a vote on a non-routine matter is referred to as a broker non-vote.  No non-routine matters are being presented for a vote at the Annual Meeting.

Voting Power.  Holders of our common stock are entitled to one vote for each share held.  There is no cumulative voting for directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information as of April 22, 2009 regarding the ownership of our common stock by:

•                  each person who is known by us to own more than 5% of our shares of common stock;

•                  each of our Named Executive Officers and directors; and

•                  all of our current executive officers and directors as a group.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the SEC, and for each person includes shares of our common stock that person has the right to acquire within 60 days following April 22, 2009 subject to options or warrants.  Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.  We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
CCM Master Qualified Fund, Ltd.
CCM Special Holdings Fund, LP
Coghill Capital Management, L.L.C. Clint D. Coghill (3)	15,910,485	22.1%
ArcelorMittal S.A.
AMO Holding 7 S.A. (4)	8,256,699	11.5%
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc. (5)	6,350,000	8.8%
R. David Russell (6)	1,305,070	1.8%
Bruce D. Hansen (7)	1,350,000	1.9%
Richard F. Nanna (8)	503,003	*%
Jean-Pierre M. Ergas (9)	524,948	*%
David A. Chaput (10)	302,500	*%
Andrew G. Sharkey, III	33,562	*%
Ricardo M. Campoy (11)	228,553	*%
Mark A. Lettes (12)	115,000	*%
Gary A. Loving (13)	48,648	*%
Gregory E. McClain (14)	150,000	*%
Robert I. Pennington (15)	423,000	*%
Daniel G. Zang (16)	70,800	*%
Directors and executive officers as a group (12 persons) (17)	5,055,084	7.0%

* Less than 1%.

(1)                      The address for our directors and officers is 1726 Cole Blvd., Suite 115, Lakewood, CO 80401.

(2)                      Based on 71,977,875 shares of our common stock outstanding as of April 22, 2009.  In accordance with SEC rules, percent of class as of April 22, 2009 is calculated for each person and group by dividing the number of shares beneficially owned by such person or group by the sum of the total number of our stock outstanding, plus the number of shares subject to securities exercisable by that person or group within 60 days of the record date.

(3)                      Based on a Schedule 13D filed with the SEC on March 6, 2008 and a Form 4 filed with the SEC on April 1, 2008. Includes 4,250,000 shares of common stock that these persons have the right to acquire within 60 days of the record date upon the exercise of outstanding non-voting warrants.  Such persons share voting and disposition power for all shares shown as beneficially owned by them.  The address for these persons is 1 N. Wacker Dr., Ste. 4350, Chicago, IL 60606.  Such persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(4)                      Based on a Schedule 13G filed with the SEC on December 19, 2008 and a Form 4 filed with the SEC on December 19, 2008.  Such persons share voting and disposition power for all shares shown as beneficially owned by them.  The address for ArcelorMittal S.A. and AMO Holding 7 S.A. is 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

(5)                      Based on a Schedule 13G filed with the SEC on February 17, 2009.  Elliott International Capital Advisors Inc. expressly disclaims equitable ownership of and pecuniary interest in any common stock.  The address of Elliott Associates, L.P. and Elliott International Capital Advisors is 712 Fifth Avenue, 36th Floor, New York, New York 10019.  The address of Elliott International, L.P. is c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands, British West Indies.

(6)                      Includes 70,000 shares issuable upon the exercise of vested options, 20,000 shares of restricted common stock.

(7)                      Includes 750,000 shares issuable upon the exercise of vested options.

(8)                      Includes 120,000 shares issuable upon the exercise of vested options, 20,000 shares of restricted common stock.

(9)                      Includes 16,824 shares of restricted common stock and 75,000 shares held by Sagre L.P., a family limited partnership of Mr. Ergas.

(10)                Includes 250,000 shares issuable upon the exercise of vested options and 50,500 shares held in Mr. Chaput’s individual retirement account.

(11)                Includes 150,000 shares issuable upon the exercise of vested options, 66,253 shares of restricted common stock.

(12)                Includes 100,000 shares issuable upon the exercise of vested options.

(13)                Includes 16,824 shares of restricted common stock.

(14)                Includes 100,000 shares issuable upon the exercise of vested options and 20,000 shares owned by Mr. McClain’s spouse.

(15)                Includes 100,000 shares issuable upon the exercise of vested options, 155,000 shares of restricted common stock and 158,000 shares held by Robert Pennington Dolores R. Pennington P/ADM Mineral Development LLC Dated 10/15/2007.

(16)                Includes 40,000 shares issuable upon the exercise of vested options, 15,000 shares held indirectly in Mr. Zang’s individual retirement account, 500 shares held indirectly in the custodial account of Mr. Zang’s daughter and 300 shares held indirectly by Mr. Zang’s son.

(17)                Includes 1,680,000 shares issuable upon the exercise of vested options, 294,901 shares of restricted common stock.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight (8) members.  Pursuant to our Bylaws, the members of our Board of Directors have been divided into three (3) classes.  The term of office for the Class I members of our Board of Directors, consisting of three (3) members, expires at our 2011 Annual Meeting of Stockholders.  The term of office of the Class II members of our Board of Directors, consisting of three (3) members, expires at the 2009 Annual Meeting.  The term of office for the Class III members of our Board of Directors, consisting of two (2) members, expires at our 2010 Annual Meeting of Stockholders.  At each of our Annual Meetings of Stockholders, the number of directors equal to the number of the class whose term expires on the day of such meeting will be elected for a term of three (3) years and will hold office until expiration of the terms for which they were elected and qualified.  Any director, however, may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

At this Annual Meeting, the three (3) Class II directors are to be elected and will serve for a term of three (3) years and until their successors are elected and qualified. The following nominees for election as Class II directors at this Annual Meeting are all recommended by our Board of Directors:

Ricardo M. Campoy

R. David Russell

Andrew G. Sharkey, III

In the event that any of the nominees for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee(s) as may be recommended by our existing Board of Directors.  The three (3) nominees receiving the highest number of votes cast at the Annual Meeting will be elected as Class II directors for a term of three (3) years and until their successors are elected and qualified.

Pursuant to our Corporate Governance Guidelines adopted by our Board of Directors, however, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board of Directors.  For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election.  The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, within 90 days from the date of the certification of the election results, and publicly disclose its decision promptly thereafter.  The Governance and Nominating Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.  If no director receives a majority of shares cast in an uncontested election, then the incumbent directors will nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees within 180 days after certification of the stockholder vote.

Information About the Nominees

The names of the nominees and other information about them are set forth below:

Ricardo M. Campoy has been a member of our Board of Directors since August 2006.  Mr. Campoy has worked as an international natural resources banker for over 27 years, having served in executive finance positions at various firms, including as Head of Mining & Metals of WestLB AG and as Member/Senior Advisor of McFarland Dewey & Co., LLC.  Prior to Mr. Campoy’s work in finance, he was employed as a mining engineer.  Mr. Campoy is currently in private practice as a financial and corporate advisor to the natural resources industry.  Mr. Campoy also serves on the Board of Directors of Century Mining Corporation, a company listed on the TSX Venture Exchange.

R. David Russell has been the President and CEO/director of Apollo Gold Corporation, a Canadian gold company listed on the TSX and NYSE Amex, since 2002, and a member of our Board of Directors since 2002. Mr. Russell also serves as a director of and member of the audit, compensation & nominating committees of Pure Nickel Inc., a Canadian nickel company listed on the TSX.  Mr. Russell founded Nevoro Gold Corporation, which was subsequently merged with Apollo Gold Corporation.  Mr. Russell also served as Vice President and Chief Operating Officer for Getchell Gold Corporation, a Nevada gold producer and as General Manager, U.S. Operations, for LAC Minerals Ltd. and Barrick Gold Corporation.

Andrew G. Sharkey, III became a member of our Board of Directors in February 2009.  Mr. Sharkey currently serves as a director and member of the nominating and governance and compensation committees for Reliance Steel and Aluminum Company and served as president and chief executive officer of the American Iron and Steel Institute from 1993 to 2008.  Mr. Sharkey also served in various roles for the Steel Service Center Institute (currently the Metals Service Center Institute), including president, executive vice president and director of education.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, and those who are nominated for election as a director at the Annual Meeting, our executive officers, and other key employees:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

Bruce D. Hansen (5) Chief Executive Officer and Director	51	Chief Executive Officer and Director since January 2007	Chief Executive Officer and Director

Gary A. Loving (2)(3)(6) Director	60	Director since February 2008	Retired as President, Chief Executive Officer, and Director of Frontera Copper Corporation

Jean-Pierre M. Ergas (1)(2)(6) Director	69	Director since February 2008	Chairman of BWAY Corporation

Mark A. Lettes (1)(2)(3)(5) Director	60	Director since April 2007	Retired from Apex Silver Mines Limited

R. David Russell (4) Director (Nominee)	52	Director since 2002	President and Chief Executive Officer of Apollo Gold Corporation

Ricardo M. Campoy (1)(2)(3)(4) Director (Nominee)	58	Director since August 2006	International natural resources banker

Richard F. Nanna (2)(3)(6) Director	60	Director since November 2003	Senior Vice President Exploration and Development for Apollo Gold Corporation

Andrew G. Sharkey, III (2)(3)(4) Director (Nominee)	62	Director since February 2009	Retired as President and Chief Executive Officer of American Iron and Steel Institute

David A. Chaput Chief Financial Officer	50	Officer since April 2007	Chief Financial Officer of the Company

Michael K. Branstetter Secretary and Legal Counsel	55	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

Daniel G. Zang Controller and Treasurer	54	Officer since October 2007	Controller and Treasurer of the Company

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

Robert I. Pennington	54	Vice President since October 2007	Vice President of Engineering and Construction

Gregory E. McClain	61	Vice President since September 2007	Vice President of Business Development

(1)          Member of Audit Committee.  Mr. Lettes is chairman of this committee.

(2)          Member of Governance and Nominating Committee.  Mr. Ergas is chairman of this committee.

(3)          Member of Compensation Committee.  Mr. Campoy is chairman of this committee.

(4)          Term of office as Director expires at the 2009 Annual Meeting of Stockholders.

(5)          Term of office as Director expires at the 2010 Annual Meeting of Stockholders.

(6)          Term of office as Director expires at the 2011 Annual Meeting of Stockholders.

Set forth below is a brief description of each of the individuals who, in addition to the nominees set forth above, currently serve on our board or as an executive officer of the Company.  Officers are appointed annually by the Board of Directors and serve at the pleasure of the Board.

Bruce D. Hansen has been our Chief Executive Officer and a member of our Board of Directors since January 2007.  Mr. Hansen has also been appointed as our interim Chairman of the Board until such time as a new, non-executive Chairman is appointed.  From September 2005 through November 2006, Mr. Hansen served as Senior Vice President, Operations Services and Development at Newmont Mining Corporation.  From July 1999 to September 2005, Mr. Hansen served as Senior Vice President and Chief Financial Officer at Newmont Mining Corporation.  Mr. Hansen also served as the Vice President of Project Development for Newmont and previously was the Senior Vice President of Corporate Development for Santa Fe Pacific Gold Corporation.  Mr. Hansen is also a director of Energy Fuels Inc.

Jean-Pierre M. Ergas has been a member of our Board of Directors since February 2008. Mr. Ergas is currently the Chairman of the Board for BWAY Corporation, a NYSE listed manufacturer of rigid steel and plastic containers, and served as BWAY Corporation’s Chief Executive Officer from 2000 to 2007.  Mr. Ergas also serves on the Board of Directors of Dover Corporation, a NYSE listed company, and Compagnie Plastic Omnium, a company listed on the Paris Stock Exchange.  Mr. Ergas also served as a Senior Corporate Officer of Alcan Aluminum Ltd.

Gary A. Loving has been a member of our Board of Directors since February 2008.  From February 2005 through October 2007, Mr. Loving served as President, CEO and Director of Frontera Copper Corporation.  Mr. Loving also served as Senior Vice President South American Operations for Phelps Dodge Mining Company.

Richard F. Nanna has been a member of our Board of Directors since 2003.  Mr. Nanna has been the Senior Vice President Exploration and Development for Apollo Gold Corporation since 2002.  Mr. Nanna also serves on the Board of Directors of Azteca Gold Corporation, a TSX listed company.  Mr. Nanna was also Vice President of Exploration in Nevada for Getchell Gold Corporation.

Mark A. Lettes has been a member of our Board of Directors since April 2007.  Mr. Lettes served as Chief Financial Officer of Apex Silver Mines from June 1998 to June 2006, and was responsible for the financing of Apex Silver Mines’ large-scale San Cristobal silver and zinc mine in Bolivia.  Prior to joining Apex Silver Mines, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.

David A. Chaput has been our Chief Financial Officer since April 2007.  Mr. Chaput has more than 28 years of financial and operational experience in the metals and mining industries.  Mr. Chaput was with The Doe Run Resources Corporation until September 2006, where he served as Chief Financial Officer from May 2004 to September 2006, as Vice President, Finance from September 2001 to September 2006, and as Treasurer from February 1993 to September 2001.

Michael K. Branstetter has been our Secretary since November 1992, and acts as our corporate counsel.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho.

Daniel G. Zang has been our Controller and Treasurer since October 2007 and Controller since June 2007.  Prior to joining the Company, Mr. Zang served as Chief Financial Officer of Hubble Homes from June 2004 to April 2007.  Mr. Zang also served in various accounting positions for PeopleSoft/J.D. Edwards from June 1996 to June 2004.  Mr. Zang has over 30 years experience in Accounting, Auditing and Finance.  Mr. Zang was also employed by M.D.C. Holdings, Inc., Cyprus Minerals Company, Price Waterhouse and Fox & Company.

Robert I. Pennington has been our Vice President of Engineering and Construction since October 2007.  From May 2006 to October 2007, Mr. Pennington owned his own consulting firm.  From April 2002 to May 2006, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology.  Mr. Pennington has over 30 years of metal mine operations and project management experience, including 23 years in operations and management of mine and plant operations.

Gregory E. McClain has been our Vice President of Business Development since September 2007.  Prior to joining the Company, Mr. McClain served as Executive Vice President of Fabricated Products, Inc., a wholly-owned subsidiary of the Doe Run Resources Corporation, from September 1996 to September 2007.

THE BOARD OF DIRECTORS, BOARD COMMITTEES AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2008, our Board of Directors held seven meetings.  Each of the incumbent directors who were on our Board of Directors during 2008 attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by the committees of the Board of Directors on which he served for the full year.  In 2008, we adopted a policy requiring members of our Board of Directors to attend each annual meeting of stockholders.  All of our then-sitting directors attended our annual meeting of stockholders held on June 12, 2008.

Our Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee.  Each committee is described more fully below.  In addition, our Board of Directors has a standing Finance Committee and Technical Committee.  The Finance Committee provides assistance to the Board with respect to any transactions that occur outside of the ordinary course of business such as mergers or acquisitions and “financing transactions” as that term is defined in the committee charter.  Our Finance Committee members are:  R. David Russell (Chairman), Ricardo M. Campoy, Jean-Pierre M. Ergas, Bruce D. Hansen and Mark A. Lettes.  The Technical Committee provides assistance to the Board with respect to technical studies and evaluations of the Company’s projects, environmental and permitting compliance programs and safety and health programs.  Our Technical Committee members are:  Gary A. Loving (Chairman), Bruce D. Hansen, Richard F. Nanna and R. David Russell.  A copy of the written charter for each of these committees is available on our website at www.generalmoly.com.

Our Board of Directors has determined that Ricardo M. Campoy, Jean-Pierre M. Ergas, Mark A. Lettes, Gary A. Loving, Richard F. Nanna and Andrew G. Sharkey, III, all current directors, are independent directors in accordance with the listing standards of the NYSE Amex, formerly known as the American Stock Exchange and as NYSE Alternext US.  There are no family relationships among any of our current directors and officers.

Stockholders may communicate with our Board of Directors by sending an email or letter to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, CO 80401, sgoebel@generalmoly.com.  Our Corporate Secretary will receive the correspondence and forward it to the Chairman of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

Audit Committee

Our Audit Committee members are: Mark A. Lettes (Chairman), Ricardo M. Campoy, and Jean-Pierre M. Ergas, all being independent directors in accordance with the listing standards of the NYSE Amex.  Our Board of Directors has determined that Mark A. Lettes is the Audit Committee’s financial expert.  The Audit Committee held six meetings in 2008.  As set forth in its Charter, the Audit Committee:  (i) provides independent review and oversight of the Company’s financial reporting process, the system of internal control and management of financial risks; (ii) manages the audit process, including the selection, oversight and compensation of the Company’s independent auditors; (iii) assists the board in monitoring compliance with the law and its code of business conduct;

(iv) establishes procedures for the receipt and treatment of any complaints received by management regarding its accounting or internal controls; and (v) reviews and evaluates annually the adequacy of its charter.  A copy of the written Audit Committee Charter, as approved by our Board of Directors, is available on our website at www.generalmoly.com.

Compensation Committee

Our Compensation Committee members are: Ricardo M. Campoy (Chairman), Mark A. Lettes, Richard F. Nanna, Gary A. Loving and Andrew G. Sharkey, III, all being independent directors in accordance with the listing standards of the NYSE Amex.  The Compensation Committee held seven meetings in 2008.  Our Board of Directors has approved a written Compensation Committee Charter, a copy of which is available on our website at www.generalmoly.com.  The primary purposes of the Compensation Committee, as set forth in its charter, are to:  (i) establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; (ii) make recommendations to the Board regarding director and executive compensation; (iii) review the performance and determine the compensation of the Chairman and Chief Executive Officer, based on the criteria including the Company’s performance and accomplishment of long-term strategic objectives; and (iv) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Compensation Committee also reviews and, if appropriate, approves any employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions and any special or supplemental benefits for each officer of the Company.  The committee administers the Company’s stock option and equity incentive plans.

The Compensation Committee’s evaluation is based on criteria designed to help ensure that our Chief Executive Officer’s interests are aligned with the long-term interests of our stockholders, including the performance of our business, accomplishment of long-term strategic objectives, the handling of extraordinary events, and the development of management.

In February 2008, the Compensation Committee engaged Watson Wyatt as its compensation consultant and directed it to help develop and implement a sound executive compensation framework that will enable growth, reinforce consistency and support transparency.  The goals of the engagement include the development of a performance and rewards strategy and a competitive compensation framework.

The Compensation Committee has delegated, to our senior management, the authority to make certain equity awards within prescribed limits under our 2006 Equity Incentive Plan.  This delegation to make equity awards applies solely to awards to new non-officers at the time when we hire such eligible individuals.  Equity compensation grants to non-officers are generally subject to a three-year vesting period.  Our Human Resources Department and Senior Paralegal assist the Compensation Committee in its work.

Governance and Nominating Committee

Our Governance and Nominating Committee members are:  Jean-Pierre M. Ergas (Chairman), Mark A. Lettes, Richard F. Nanna, Ricardo M. Campoy, Gary A. Loving and Andrew G. Sharkey, III all being independent directors in accordance with the listing standards of the NYSE Amex.  The Governance and Nominating Committee held four meetings in 2008.  Our Board of Directors has approved a written Governance and Nominating Committee Charter, a copy of which is available on our website at www.generalmoly.com.  The primary responsibilities of the Governance and Nominating Committee, as set forth in its charter, are to:  (i) establish criteria for selection of directors to serve on the board; (ii) identify, evaluate and recommend candidates for membership on the Board; (iii) consider independence and any possible conflicts of interest for Board members and executive officers; (iv) review and make recommendations regarding the size and composition of the Board; (v) conduct an annual performance evaluation of the performance and effectiveness Board; (vi) recommend members of the Board to serve on Board committees and committee chairs; and (vii) review, evaluate and recommend changes to corporate governance principles to the Company.

Our stockholders may recommend director nominees, and the Governance and Nominating Committee will consider nominees recommended by stockholders.  To date, we have not received any recommendations from our stockholders requesting that the Board, or any of its committees, consider a nominee for inclusion among the Board’s slate of nominees in this proxy statement.  A stockholder wishing to submit a director nominee recommendation should comply with the provisions of our bylaws and the provisions set forth in this proxy statement under the heading “Stockholder Proposals and Recommendations for Director Nominees for the 2010 Annual Meeting.”  Under the terms of our Governance and Nominating Committee Charter, we evaluate all nominees, including those recommended by stockholders, by conducting all necessary and appropriate inquiries into their backgrounds and qualifications; however, the Governance and Nominating Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The Governance and Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with applicable SEC and stock exchange rules.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Governance and Nominating Committee and our Board take into account the following criteria, among others, in considering directors and candidates for the Board:

•      judgment, experience, skills and personal character of the candidate; and

•      the needs of the Board.

The Governance and Nominating Committee conducts a preliminary assessment of each proposed nominee based upon the proposed nominee’s resume and biographical information, the individual’s willingness to serve as a director of the Company, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  The Governance and Nominating Committee has approved the nominees included on our proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.  During 2008, certain of our directors and executive officers who own our stock filed Forms 3 or Forms 4 with the Securities and Exchange Commission.  The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge and based solely on a review of the forms submitted to the Company, during 2008 all such filings by our officers and directors were timely made.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for our Chief Executive Officer and our senior financial officers.  A copy of our Code of Conduct and Ethics is available on our website at www.generalmoly.com and can also be obtained at no cost, by telephone at (303) 928-8599 or by mail at:  General Moly, Inc., 1726 Cole Blvd., Suite 115 Lakewood, CO 80401, attention: Investor Relations.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Vote Required

The three candidates receiving the highest number of votes will be elected.  If any candidate does not receive at least a majority of the votes cast in the election, he or she must submit their resignation from the Board of Directors.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director.  If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009.  Our Board of Directors is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent auditor, our Board of Directors considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Change of Independent Accountant

On August 21, 2007, our Audit Committee, with the approval of our Board of Directors, dismissed Williams & Webster, P.S. (“Williams & Webster”) as our independent registered public accounting firm.  The reports of Williams & Webster on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.  During the period of engagement through Williams & Webster’s dismissal, there were no disagreements with Williams & Webster on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Williams & Webster, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Audit Fees

The aggregate fees billed for professional services rendered by our principal accountants for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2008 was $486,322.  The aggregate fees billed for the audit of our annual financial statements for the fiscal year ended December 31, 2007 and re-audit of our annual financial statements for fiscal years ended December 31, 2004, 2005, and 2006 was $556,804.

Audit-Related Fees

There were no fees billed in the last two fiscal years for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements except as set forth in the preceding paragraph.

Tax Fees

The aggregate fees billed by our principal accountants for preparation of tax returns for the fiscal year ended December 31, 2008 was $39,600.  There were no fees billed in the fiscal year ended December 31, 2007 for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed in the last two fiscal years for products and services other than as set forth above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent auditors.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.  On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for the current fiscal year.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 2.  If not otherwise specified, proxies will be voted FOR Proposal 2.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” and are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the members of the Audit Committee.  The Audit Committee is governed by a charter that the Board of Directors approved and adopted, a copy of which is available on the Company’s website at www.generalmoly.com, and which will be reviewed and reassessed annually by the Audit Committee.  The Audit Committee is comprised of three independent directors.

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting, accounting systems, and internal controls.

Management is responsible for the preparation and integrity of the Company’s financial statements and for the design and maintenance of an effective internal control environment over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee has independently met and held discussions with management and the Company’s independent registered public accounting firm.

In the discharge of its responsibilities, the Audit Committee has:

(1)          Reviewed and discussed the Company’s audited consolidated financial statements with management;

(2)          Discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality (in addition to acceptability), clarity, consistency, and completeness of the Company’s financial reporting;

(3)          Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and

(4)          Discussed with the Company’s independent registered public accounting firm the independent accounting firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark A. Lettes, Chairman

Ricardo M. Campoy

Jean-Pierre M. Ergas

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into our 2008 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Ricardo M. Campoy, Chairman

Mark A. Lettes

Richard F. Nanna

Gary A. Loving

Andrew G. Sharkey, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the executive compensation program for our principal executive officer, principal financial officer and the three executive officers (other than the principal executive officer and principal financial officer) who were the most highly compensated executives of the Company during fiscal 2008, our “named executive officers” or NEOs.  During fiscal 2008, these individuals were:

•                  Bruce D. Hansen, Chief Executive Officer or CEO;

•                  David A. Chaput, Chief Financial Officer or CFO;

•                  Robert I. Pennington, Vice President of Engineering and Construction;

•                  Gregory E. McClain, Vice President of Business Development; and

•                  Daniel G. Zang, Controller and Treasurer.

Compensation information for Andrew J. Russell, a former executive officer of the Company, is also included in the executive compensation tables.  Mr. Russell terminated employment with the Company on August 1, 2008.  Prior to his termination, he was our Vice President of Project Development during fiscal 2008.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives.  It describes the material elements of our executive compensation program during fiscal 2008 and information about our compensation decisions.

Executive Compensation Philosophy and Objectives

We are a development stage company.  Our business is the exploration, development and future mining of properties primarily containing molybdenum.  Our primary asset is an 80% interest in the Mt. Hope Project, a primary molybdenum property, located in Eureka County, Nevada.

Our corporate strategy has been to acquire and develop highly profitable advanced stage mineral deposits.  In the short-term, we are focused on raising additional capital sufficient to complete the development of the Mt. Hope Project based on our current schedule, while at the same time conserving our cash resources until such additional capital can be raised.  We have a strong, proven management team with experience in mine development, corporate and project finance and operations.

Because of our modest size and stage of development, we do not have an extensive executive compensation program.  Instead, we have a fairly simple executive compensation program that is intended to provide appropriate compensation for our executive officers.  Our executive compensation program currently has three primary elements:  base salary, annual cash incentives and equity-based incentives, such as stock options and restricted stock awards.  The program’s overall objective is to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement.  The compensation program seeks to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.  Our equity-based compensation element is designed to attract and retain our executive officers and to align the executive’s long-term financial interests with those of our stockholders.  We have also designed our compensation program to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.

We have entered into employment agreements or offer letters and change of control severance agreements with each of our named executive officers.  A summary of our agreements with each of our named executive officers is included following the executive compensation tables under the heading “Potential Payments Upon Termination or Change in Control.”  We believe that these agreements are necessary to attract and retain executives experienced in mine development, corporate and project finance and operations to help grow the Company and increase our stockholder value.  Each agreement sets the compensation for the individual executive officer.  In establishing the agreement with each executive officer, the Compensation Committee takes into account many factors, including the individual’s prior business experience, historical compensation levels, work performance, retention considerations and our business need for the executive’s skills.  The Compensation Committee also considered external market data, market trends, and the individual experience of the Compensation Committee members.

Role of Compensation Committee, Executive Officers and Compensation Consultant

Our Compensation Committee has overall responsibility for (a) establishing, administering and evaluating the compensation philosophy, policies and plans for non-employee directors and executive officers, (b) making recommendations to the board of directors regarding director and executive compensation and (c) reviewing the performance and determining the compensation of our CEO and the other executive officers.  The committee administers our equity incentive plans, reviews and approves any employment, severance or change in control agreements and performs other functions set forth in its charter.

In carrying out its responsibilities, the committee works with members of our management team, including our CEO.  The management team assists the committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters.  Although the committee solicits and reviews management’s recommendations, the committee considers management’s recommendations as merely one factor in making compensation decisions for our executive officers.  The committee regularly reports to, and sometimes consults with, our board of directors on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions.  Our human resources department and our senior paralegal assist the committee in its work.

Beginning in February 2008, the committee engaged Watson Wyatt, a national compensation consulting firm, to provide it with information, recommendations and other advice relating to executive and director compensation.  In fiscal 2008, Watson Wyatt participated in three committee meetings and provided assistance to the committee regarding a review of a recommendation related to our executive officer base salaries, annual cash incentive compensation and long-term equity awards levels and design for fiscal 2009.

Elements of Compensation and 2008 Compensation Decisions

Our compensation program has three primary elements:  base salary, annual cash incentives (bonus) and equity-based incentives.  Our executive officers also participate in employee benefits that are generally available to all our employees, plus additional life insurance benefits.  Each of these elements is discussed further below.

Base Salary.  Base salary represents the fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate experienced executives.  We establish our executives’ salaries based on consideration of, among other things, the scope of their responsibilities, taking into account competitive market compensation for similar positions determined in the collective judgment of the committee and information provided by Watson Wyatt, seniority of the individual, and our ability to replace the individual.  The committee reviews base salaries annually and makes adjustments from time to time.  An adjustment to an executive’s salary may be made, for example, to align that salary with the committee’s perception of market levels, taking into account the individual’s responsibilities, performance and experience.  As a development stage company with limited financial resources, the salaries for our executive officers were initially established at levels the committee believes were well below the median salaries for comparable positions with operating companies.  During 2006-2009, the committee has made periodic adjustments to executive salaries to bring the salaries closer to amounts the committee believes more closely reflect salaries paid to individuals in operating companies with similar positions and responsibilities.

For 2008, there were no salary increases for Mr. Hansen, Mr. Chaput, Mr. Pennington and Mr. McClain.  Mr. Zang received a 10% increase and Mr. Russell received a 4% increase.  For 2009, there were no salary increases for Mr. Hansen and Mr. Chaput.  Mr. Pennington received a 25% salary increase (from $200,000 to $250,000), Mr. McClain received an 18% increase (from $170,000 to $200,000) and Mr. Zang received a 6% increase (from $165,000 to $175,000).

Annual Cash Incentives. Our executive officers have the opportunity to earn annual cash incentives for achievement of corporate and individual goals and objectives.  Annual bonuses have traditionally been paid to executive officers to recognize specific accomplishments and overall performance, as determined by the committee in its discretion.  For fiscal 2008, the committee, with input from our board, determined the cash incentive amounts for our executive officers based upon its discretionary determination of each executive officer’s contribution toward corporate performance and achievement of individual goals.  The committee assessed the progress of the Company in achieving its primary goals relating to mine development, corporate and project finance and operations.  The committee then determined each executive officer’s award based upon its discretionary determination of the executive’s contribution toward achievement of the Company goals.  In the areas where progress fell short of the goal, the committee considered the extent to which the progress was outside of the executive’s control in its determination to award annual bonuses for 2008 at less than 80% of target for each executive other than Mr. Hansen and Mr. Chaput.  Mr. Hansen and Mr. Chaput were each awarded only a portion of their target bonus amount, $50,000 each, based upon progress toward important financing milestones.  Mr. Hansen chose to delay payment of his award.

The annual cash incentives earned by each executive officer for fiscal 2008 are as follows:  Mr. Hansen $50,000, Mr. Chaput $50,000, Mr. Pennington $62,475, Mr. McClain $40,418 and Mr. Zang $36,042.  These amounts were paid to the executives in February 2009, with the exception of Mr. Hansen.  Mr. Hansen and the committee agreed to delay payment of his 2008 annual cash incentive until the earlier of the date the Company obtains a designated level of financing or March 15, 2010.  Mr. Russell received a cash incentive award of $35,000, which was paid on February 15, 2008.  Mr. Russell’s cash incentive award was earned upon achievement of the following performance goals:  $15,000 for completion of a bankable engineering document and $20,000 for obtaining sufficient water rights.

Long-Term Equity Incentives.  As a development stage company with limited financial resources, long-term equity awards are a significant element of our executive compensation program.  Equity awards have been a key component in attracting and retaining our executive officers.  Each of our named executive officers negotiated equity awards in his employment or offer letter agreement.

We believe that stock-based incentives through stock options, stock appreciation rights and restricted stock awards ensure that our executive officers have a continuing stake in our long-term success, which will enable us to transition from a development stage company to an operating company.  We focus on creating long-term value for our stockholders by aligning the financial interests of our executive officers with those of our stockholders, since the price of our stock is the principal factor in stockholder value over time.

Historically, we have issued stock options and restricted stock awards to our executive officers and key employees under our 2003 Stock Option Plan (the 2003 Plan) and our 2006 Equity Incentive Plan (the 2006 Plan).  Following adoption and stockholder approval of the 2006 Plan, no additional awards may be granted under the 2003 Plan, however, awards outstanding under the 2003 Plan continue in accordance with their terms.  For a limited period of time (2004-2005), we issued stock options pursuant to individual option agreements that were not approved by our stockholders.  See “Equity Compensation Plan Information.”  Stock options are principally awarded at the start of employment with a two- to three-year vesting period.  The purpose of the 2006 Plan is to provide us with a greater ability to attract, retain, and motivate our officers and key employees.

Our 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient of the grant reflecting the terms and conditions of the award.  Subject to the terms of the 2006 Plan, the Compensation Committee establishes grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  The Compensation Committee also determines, in accordance with the 2006 Plan, the option exercise price, the purchase price, if any, for restricted stock and restricted stock units, and, if applicable, the strike price for stock appreciation rights.

For fiscal 2008, none of the named executive officers received equity awards.  Previously, in 2007, Mr. Hansen received a restricted stock award with a performance-based vesting condition related to financing for cash requirements of the Company for 2007.  During 2008, the 250,000 shares vested upon the board of directors’ determination that the performance condition was met.  Previously, in 2007, Mr. Pennington received an award of restricted stock subject to performance-based vesting conditions.  A portion of the award, 10,000 shares, vested on December 2, 2008, upon the board of directors’ determination that the related performance goal for engineering and procurement was satisfied.  In 2007, Mr. Russell received a restricted stock award subject to performance-based vesting conditions.  A portion of the award, 30,000 shares, vested on February 11, 2008, upon the board of directors’ determination that the performance condition relating to a bankable engineering document and acquisition of sufficient water rights were both achieved.  The remaining 60,000 shares were forfeited on August 1, 2008 upon Mr. Russell’s termination of employment.  For additional information regarding outstanding equity awards see “Outstanding Equity Awards at December 31, 2008.”

Employee Benefits. Our executive officers generally participate in the same employee benefit programs (401(k) plan, health, dental, vision, life, accident and disability insurance) as other employees, except the named executive officers receive additional life insurance benefits.

Employment and Change of Control Agreements

In order to attract and retain key executives, the Company previously entered into employment agreements with Mr. Hansen, Mr. Chaput and Mr. Andrew Russell.  During 2008, the Company amended the employment agreements for Mr. Hansen and Mr. Chaput to satisfy certain tax law requirements for deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  In February 2009, the agreements for Mr. Hansen and Mr. Chaput were further amended to extend the term of the agreements to December 31, 2011 and to revise the potential change of control definition and benefits.  As amended, upon a change of control, Mr. Hansen and Mr. Chaput are each entitled to:  (i) a lump sum payment of (a) three times the executive’s annual base compensation and (b) the executive’s cash incentive award for major financing, if it has not previously been paid and (ii) full vesting of all outstanding stock-based equity awards.  The definition of change of control was modified to include a change in the composition of the Company’s Board of Directors such that if current members of the Board no longer constitute a majority of the Board (except for new directors whose election or nomination was approved by at least a majority of the incumbent board) will constitute a change of control.

Mr. Russell terminated employment with the Company on August 1, 2008.  In connection with his termination of employment, Mr. Russell entered into a waiver and release agreement with the Company.  See “Summary Compensation Table, All Other Compensation” and “Outstanding Equity Awards at December 31, 2008” for additional information regarding the severance payments and benefits provided to Mr. Russell.

For 2008, the terms of employment for Mr. Pennington, Mr. McClain and Mr. Zang were covered by offer letter agreements, which included certain change of control benefits.  The offer letter agreements were amended in 2008 to comply with Section 409A.  In 2009, the Company entered into change of control severance agreements with Mr. Pennington, Mr. McClain and Mr. Zang, which amended certain terms contained in the offer letter agreements, including change of control benefits.  The change of control severance agreements generally expire on December 31, 2011 and include the same definition of change of control as the agreements for Mr. Hansen and Mr. Chaput.  Generally, if a change of control occurs and the Company (or its successor) terminates the employment of Mr. Pennington, Mr. McClain or Mr. Zang without cause during the one-year period following the closing of the change of control event or the executive terminates employment for good reason during the one-year period, the executive will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement.  The amount of the severance payment will be equal to two times the executive’s annual base salary plus 100% of his target annual bonus for one year, if any.  In addition, all outstanding stock-based awards will vest.

Timing of Compensation Decisions

Salary adjustments and bonus awards have typically been made at the Compensation Committee and Board meetings held in January or February.  Adjustments to salary and bonus awards are based on the individual executive officer’s performance in the prior fiscal year and are generally awarded in January or February.

Individual Executive Officers

Each of our executive officers is considered individually in the compensation setting process.  In setting cash compensation, the primary factors are the scope of the executive officer’s duties and responsibilities, the executive officer’s performance of those duties and responsibilities, the executive officer’s experience level and tenure with us, and a general evaluation of the competition in the market for key executives with the executive officer’s experience.  Long-term equity incentives are focused largely on retention of our executive officers and matching the financial interests of our executive officers with those of our stockholders.

EXECUTIVE COMPENSATION

The following table lists the annual compensation information for the fiscal years 2008, 2007 and 2006 of our Chief Executive Officer, Chief Financial Officer, and current and former three other most highly compensated executive officers and Mr. Russell, a former executive officer, during 2008 (our named executive officers).

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation ($)		Total ($)

Bruce D. Hansen (2)	2008	350,000	50,000	2,377,500	—	18,565	(2)	2,796,065
Chief Executive Officer	2007	324,215	75,000	695,000	1,086,259	—		2,180,474

David A. Chaput (3)	2008	225,000	50,000	—	314,765	11,225	(3)	600,990
Chief Financial Officer	2007	153,571	50,000	—	925,007	50,000	(3)	1,178,578

Robert I. Pennington (4)	2008	200,000	62,475	10,000	274,760	10,466	(4)	557,701
Vice President of Engineering
and Construction

Gregory E. McClain (5)	2008	170,000	40,418	—	214,840	10,442	(5)	435,700
Vice President of Business
Development

Daniel G. Zang (6)	2008	165,000	36,042	—	87,092	8,770	(6)	296,904
Controller and Treasurer

Andrew J. Russell (7)	2008	116,667	35,000	285,300	11,532	204,804	(7)	653,303
Former Vice President of	2007	195,308	150,000	250,200	238,829	—		834,337
Project Development	2006	56,851	31,775		23,740	—		112,366

(1)          These amounts do not reflect the actual amount realized by the individual.  In accordance with SEC rules, this column represents the dollar amount recognized as compensation expense for financial statement reporting purposes with respect to stock and option awards for the applicable fiscal year, as well as prior fiscal years in accordance with SFAS 123(R), excluding the amount of estimated forfeitures related to service-based vesting conditions.  During 2008, Mr. Russell forfeited 60,000 shares of restricted stock.  For additional information on the valuation assumptions underlying the value of the awards, see Note 7 to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K.

(2)          Mr. Hansen was hired as our Chief Executive Officer effective January 30, 2007.  The All Other Compensation amount for Mr. Hansen for 2008 represents $16,771 in Company matching contributions to our 401(k) plan and $1,794 in group term life insurance premiums paid by the Company.

(3)          Mr. Chaput was hired as our Chief Financial Officer effective April 25, 2007.  The All Other Compensation amount for Mr. Chaput for 2008 represents $10,313 in Company matching contributions to our 401(k) plan and $912 in group term life insurance premiums paid by the Company.  The 2007 amount represents a $50,000 payment upon establishing a dwelling at his assigned location pursuant to his employment agreement.

(4)          Mr. Pennington was hired as our Vice President of Engineering and Construction in October 2007.  The All Other Compensation amount for Mr. Pennington for 2008 represents $9,500 in Company matching contributions to our 401(k) plan and $966 in group term life insurance premiums paid by the Company.

(5)          Mr. McClain was hired as our Vice President of Business Development in September 2007.  The All Other Compensation amount for Mr. McClain for 2008 represents $8,146 in Company matching contributions to our 401(k) plan and $2,296 in group term life insurance premiums paid by the Company.

(6)          Mr. Zang was hired as our Controller in June 2007 and he became our Controller and Treasurer in October 2007.  The All Other Compensation amount for Mr. Zang for 2008 represents $7,906 in Company matching contributions to our 401(k) plan and $864 in group term life insurance premiums paid by the Company.

(7)          Mr. Andrew Russell served as our Vice President of Project Development until August 1, 2008 when he resigned.  Pursuant to the terms of Mr. Russell’s Waiver and Release Agreement, the Company paid severance payments totaling $200,000 to him with $100,000 paid upon the execution of the agreement, $50,000 paid on August 31, 2008, and another $50,000 paid on December 31, 2008.  The All Other Compensation amount for Mr. Russell includes the $200,000 in severance payments, $4,583 in Company matching contributions to our 401(k) plan and $221 in group term life insurance premiums paid by the Company.

2008 Grants of Plan-Based Awards

During 2008, none of our named executive officers received grants of equity or non-equity plan-based awards.

Compensation Arrangements and Employment Agreements

The material terms of our named executive officers’ annual compensation, including base salaries, bonus awards, our equity granting practices and any employment and change in control agreements are described in our “Compensation Discussion and Analysis” and “Employment Agreements” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table provides information with respect to outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2008.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable		Number of Securities Underlying Unexercised Options (1) (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price (2)	Option Expiration Date	Equity Incentive Plan Awards Number of Unearned Shares (1) (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares ($)

Bruce D. Hansen	500,000	(3)				$2.78	1/29/2012
	250,000	(3)				$2.78	1/29/2013

David A. Chaput	150,000	(4)				$6.40	4/24/2012
	100,000	(4)				$6.40	4/24/2013
					150,000 (4)	$6.40	4/24/2017

Robert I. Pennington	50,000	(5)				$7.98	10/19/2012
	50,000	(5)				$7.98	10/19/2013
			50,000	(5)		$7.98	10/19/2014
							155,000	(6)	$182,900

Gregory E. McClain	50,000	(7)				$6.57	9/4/2012
	50,000	(7)				$6.57	9/4/2013
			50,000	(7)		$6.57	9/4/2014

Daniel G. Zang	40,000	(8)				$5.31	6/25/2013
			25,000	(8)		$5.31	6/25/2014

Andrew J. Russell	60,000	(9)				$2.10	8/1/2009
	140,000	(10)				$2.78	8/1/2009

(1)          Awards to Mr. Hansen, Mr. Chaput, Mr. Pennington, Mr. McClain and Mr. Zang were made under the 2006 Plan.  Awards to Mr. Andrew Russell were made under the 2006 Plan, 2003 Plan, and outside of any plan.

(2)          The option exercise price is the closing market price of the stock on the day of the grant.

(3)          Option granted on January 30, 2007, with 500,000 shares vested immediately and 250,000 shares vested on January 30, 2008.

(4)          Option granted on April 25, 2007, with 150,000 shares vested immediately and 100,000 shares vested on April 25, 2008.  In addition, 150,000 shares are scheduled to vest upon the completion of equity or debt financing which raises sufficient funds to commence production at the Mt. Hope Project and to cover costs and expenditures during the construction period.  The option will expire five years after the vesting date, but in no event later than the tenth anniversary of the date of grant, April 25, 2017.

(5)          Option granted on October 19, 2007 with 50,000 shares vested immediately, 50,000 shares vested on October 19, 2008 and 50,000 shares are scheduled to vest on October 19, 2009.

(6)          An award of 165,000 shares of restricted stock was granted on October 19, 2007.  During 2008, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 1 goal.  See the “Option Exercises and Stock Vested During 2008” table.  The remaining shares are scheduled to vest based upon the achievement of designated performance goals.  Upon achievement of the engineering and procurement phase 2 goal, 10,000 shares will vest.  In addition, 30,000 shares will vest upon attainment of the construction completion goal, 30,000 shares will vest upon satisfying the cost of contracted construction goal, 35,000 shares (17,500 each) will vest upon satisfying the commissioning phase 1 and phase 2 goals and the remaining 50,000 shares will vest based upon satisfying the specified production goal within six months of initial start-up.  The Company may adjust the timing of completion of the goals to accommodate changes in the schedule as a result of environmental permitting or financial considerations.  The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 31, 2008 of $1.18 by 155,000 shares, which assumes that all performance goals for the shares are achieved.

(7)          Option granted on September 4, 2007 with 50,000 shares vested immediately, 50,000 shares vested on September 4, 2008 and 50,000 shares are scheduled to vest on September 4, 2009.

(8)          Option granted on June 25, 2007 with 40,000 shares vested on June 25, 2008 and 25,000 shares are scheduled to vest on June 25, 2009.

(9)          Option granted effective August 14, 2006 with 30,000 shares vested on August 14, 2007.  The remaining 30,000 shares were scheduled to vest on August 14, 2008.  In connection with Mr. Russell’s execution of the Waiver and Release Agreement on August 1, 2008, the 30,000 shares became fully vested and the option will expire on August 1, 2009, one year following his termination of employment.

(10)    Option granted on January 30, 2007 and vested immediately.  The option will expire on August 1, 2009, one year following his termination of employment.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (1) ($)
Bruce D. Hansen	—	—	250,000	(2)	$2,377,500
David A. Chaput	—	—	—		—
Robert I. Pennington	—	—	10,000	(3)	$10,000
Gregory E. McClain	—	—	—		—
Daniel G. Zang	—	—	—		—
Andrew J. Russell	—	—	30,000	(4)	$285,300

(1)          Amount reported represents the closing price of our common stock, as reported on the NYSE Amex, on each vesting date, multiplied by the number of shares vested.

(2)          Restricted stock award granted on January 30, 2007.  The shares vested on February 7, 2008, upon the board of directors’ determination that the financing performance condition relating to the cash requirements of the Company as set forth in the Company’s 2007 budget was satisfied.  On February 7, 2008, the closing price of our common stock, as reported on the NYSE Amex, was $9.51.

(3)          Restricted stock award granted on October 19, 2007.  The shares vested on December 2, 2008, upon the board of directors’ determination that the phase 1 performance goal related to engineering and procurement was satisfied.  On December 2, 2008, the closing price of our common stock, as reported on the NYSE Amex, was $1.00.

(4)          Restricted stock award granted on January 30, 2007.  The shares vested on February 7, 2008, upon the board of directors’ determination that the performance goal relating to a bankable engineering document (10,000 shares) and the performance goal relating to acquisition of sufficient water rights to operate the Mt. Hope Project (20,000 shares) were both achieved.  The remaining 60,000 shares included in the January 30, 2007 restricted stock award were forfeited on August 1, 2008 upon Mr. Russell’s termination of employment.  On February 7, 2008, the closing price of our common stock, as reported on the NYSE Amex, was $9.51.

Potential Payments Upon Termination or Change in Control

Potential payments upon termination or change in control for Mr. Hansen, Mr. Chaput, Mr. Pennington, Mr. McClain and Mr. Zang are set forth in their respective employment agreements or offer letter agreements, described below.  Information regarding severance payments made to Andrew J. Russell following his termination of employment on August 1, 2008 are included in the All Other Compensation amount reported in the “Summary Compensation Table” and “Outstanding Equity Awards at December 31, 2008.”  Additional information regarding Mr. Russell is also included under the heading “Certain Relationships and Related Party Transactions.”

In the event of a change in control as defined in our 2003 and 2006 Plans, all outstanding options and other awards under the plans may be assumed, continued or substituted for by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute the awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated, the awards will be fully vested and exercisable immediately prior to the consummation of the transaction and the stock awards will automatically terminate upon consummation of the transaction if not exercised prior to such event.

Employment Agreements

The following is a summary of the employment agreements and offer letter agreements that were in effect between us and each of our named executive officers during the last fiscal year.  For information regarding changes to the agreements effective during 2009, see “Compensation Discussion and Analysis, Employment and Change of Control Agreements.”

Bruce D. Hansen

On January 30, 2007, we entered into an employment agreement with Mr. Hansen to serve as our Chief Executive Officer for a term of three years.  Mr. Hansen’s agreement was subsequently amended and restated effective September 13, 2007.  The agreement was further amended in 2009.  The following is a description of the terms of his agreement, as in effect on December 31, 2008.

The term of the agreement generally expires on January 31, 2010.  Under this agreement, Mr. Hansen is paid an annual base salary of $350,000, subject to annual review and adjustment by the board.  Mr. Hansen is eligible to receive a discretionary cash bonus in an amount, if any, as determined by the board from time to time.  In addition, Mr. Hansen was granted a stock option to purchase 750,000 shares of stock, of which 500,000 shares vested upon grant and 250,000 shares vested on the first anniversary of the grant.  Mr. Hansen was also granted a restricted stock award of 250,000 shares that vested upon completion of a financing that satisfied the cash requirements in our 2007 budget.  Upon the completion of an equity or debt financing that raises sufficient capital to commence production at the Mt. Hope Project, Mr. Hansen is entitled to a cash payment of $1,000,000.  If a “change of control” occurs, Mr. Hansen will be entitled to receive a payment equal to three years of annual base salary and the vesting of all outstanding unvested equity awards will accelerate.  In addition, he will be paid the cash incentive award of $1,000,000 for major financing if it has not previously been paid.  In the event the Company terminates Mr. Hansen’s employment without cause, Mr. Hansen will be entitled to any base compensation earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary.  If Mr. Hansen terminates his employment for “good reason,” which includes a substantial diminution of Mr. Hansen’s duties, a direction to Mr. Hansen that would violate local, state or federal law, or a failure by the Company to pay Mr. Hansen’s base salary, Mr. Hansen will be entitled to any base compensation earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary.

David A. Chaput

On April 25, 2007, we entered into the three-year employment agreement with David A. Chaput pursuant to which Mr. Chaput serves as our Chief Financial Officer.  Mr. Chaput’s agreement was subsequently amended in 2009.  The following is a description of the terms of his agreement, as in effect on December 31, 2008.

The term of the agreement generally expires on April 25, 2010.  Pursuant to the terms of his agreement, Mr. Chaput is paid a minimum base salary of $225,000 per year.  His agreement includes a cash bonus of $50,000 upon his establishment of a dwelling at his assigned location, which was paid to him during 2007.  In addition, the agreement provides for other cash bonuses as our board of directors may determine from time to time.  In accordance with the agreement, Mr. Chaput received an option to purchase 400,000 shares of common stock under the 2006 Plan, 150,000 of which vested on the grant date, 100,000 of which vested on the first anniversary of the grant date, and 150,000 of which will vest upon completion of a financing which raises sufficient capital to commence production of the Mt. Hope Project.  Mr. Chaput will also receive a cash payment of $400,000 within 45 days of the completion of a financing which raises sufficient capital to commence production at the Mt. Hope Project.  Upon a “change of control” of the Company, Mr. Chaput will receive three years of his annual base compensation, and any outstanding unvested equity awards that Mr. Chaput holds will vest on the effective date of the closing of the change of control event.  In the event the Company terminates Mr. Chaput’s employment without cause, Mr. Chaput will be entitled to his base compensation earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary.  If Mr. Chaput terminates his employment for “good reason,” which includes a substantial diminution of Mr. Chaput’s duties, a direction to Mr. Chaput that would violate local, state or federal law, or a failure by the Company to pay Mr. Chaput’s base salary, Mr. Chaput will be entitled to receive any base compensation earned but not yet paid and a severance payment equal to one year of his annual base salary.

Robert I. Pennington

On October 5, 2007, we entered into an offer letter agreement with Robert I. Pennington pursuant to which Mr. Pennington serves as our Vice President of Engineering and Construction.  Pursuant to the terms of this agreement, Mr. Pennington is paid a base salary of $200,000 per year.  Mr. Pennington received an option to purchase 150,000 shares of common stock under the 2006 Plan, 50,000 of which vested on the grant date, 50,000 of which vested on the first anniversary of the grant date, and 50,000 of which are scheduled to vest on the second anniversary of the grant date, so long as Mr. Pennington is an employee of the Company on the vesting date.  In addition, Mr. Pennington is also eligible to receive up to 165,000 shares of restricted common stock upon reaching certain pre-determined specific goals.  If Mr. Pennington’s employment is terminated by the Company as a result of a change of control, upon the effective date of the change of control, Mr. Pennington will be paid two years of his annual salary and all of his outstanding stock options will vest.

Gregory E. McClain

On July 25, 2007, we entered into an offer letter agreement with Gregory E. McClain pursuant to which Mr. McClain serves as our Vice President of Business Development.  Pursuant to the terms of this agreement, Mr. McClain is paid a base salary of $170,000 per year.  The agreement also provided Mr. McClain a cash sign-on bonus of $75,000.  In addition, Mr. McClain received an option to purchase 150,000 shares of common stock under the 2006 Plan, 50,000 of which vested on the grant date, 50,000 of which vested on the first anniversary of the grant date, and 50,000 of which are scheduled to vest on the second anniversary of the grant date, so long as Mr. McClain is an employee of the Company on the vesting date.  If Mr. McClain’s employment is terminated by the Company as a result of a change of control, upon the effective date of the change of control, Mr. McClain will be paid two years of his annual salary and all of his outstanding stock options will vest.

Daniel G. Zang

On June 20, 2007, we entered into an offer letter agreement with Daniel G. Zang pursuant to which Mr. Zang serves as our Controller and currently, our Controller and Treasurer.  Pursuant to the terms of this agreement, Mr. Zang is paid a base salary of $150,000 per year (his 2008 salary was $165,000) and is eligible for an annual bonus of up to 25% of base pay based on the Company’s determination of his achievement of assigned objectives.  The agreement also provided Mr. Zang a cash sign-on bonus of $25,000.  In addition, Mr. Zang received an option to purchase 65,000 shares of common stock under the 2006 Plan, 40,000 of which vested on the first anniversary of the grant date, and 25,000 of which are scheduled to vest on the second anniversary of the grant date, so long as Mr. Zang is an employee of the Company on the vesting date.  If Mr. Zang’s employment is terminated by the Company as a result of a change of control, upon the effective date of the change of control, Mr. Zang will be paid two years of his annual salary and all of his outstanding stock options will vest.

Change of Control – Employment Agreements

Generally, for purposes of the executive employment and change of control severance agreements, a change of control occurs if:

•                  Any single holder (or group acting in concert) acquires ownership of 50% or more of the outstanding common stock or combined voting power of the Company (under the present capitalization, outstanding stock and voting power are the same).  The following acquisitions are excluded:  (a) acquisition of shares from the Company; and (b) acquisition of shares by the Company or by any employee benefit plan sponsored by the Company; or

•                  There is a business combination (a merger, reorganization, etc.) involving the Company and another company unless substantially all of the holders who owned shares of the Company before the combination own more than half of the shares of the company resulting from the combination in substantially the proportion that they owned our shares and no one (including a group acting in concert) owns more than one-half of the resulting company.  In other words, generally, if we merged with another company and our stockholders owned more than one-half of the resulting company there would not be a change of control.  If they owned less than 50%, a change of control would have occurred; or

•                  All or substantially all of our operating assets are sold to an unrelated party; or

•                  Our stockholders approve a liquidation or dissolution of the Company.

2006 Equity Incentive Plan and 2003 Stock Option Plan

In general, under the terms of the 2006 Equity Incentive Plan and the 2003 Stock Option Plan, in the event of a change in control (as defined in each of the plans), outstanding awards will either be assumed or substituted by the surviving corporation or automatically become fully vested and exercisable for a limited period of time.

Severance and Change in Control Payments

The following is a summary of potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under each circumstance assuming the event occurred on December 31, 2008.  As a result, the amounts below do not include changes to the agreements after December 31, 2008.  Actual payments will be paid in a lump sum and may be more or less than the amounts described below.  In addition, the Company may enter into new arrangements or modify these arrangements, from time to time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
ON DECEMBER 31, 2008

Name	Base Salary	Bonus	Value of Accelerated Vesting of Equity Awards (1)
Bruce D. Hansen (2)
Change of control	$1,050,000	$1,000,000	—
Termination without cause	$700,000	—	—
Termination for good reason	$350,000	—	—
David A. Chaput (3)
Change of control	$675,000	—	—
Termination without cause	$450,000	—	—
Termination for good reason	$225,000	—	—
Robert I. Pennington (4)
Change of control	—	—	$182,900
Termination without cause as a result of a change of control	$400,000	—	$182,900
Gregory E. McClain (4)
Change of control	—	—	—
Termination without cause as a result of a change of control	$340,000	—	—
Daniel G. Zang (4)
Change of control	—	—	—
Termination without cause as a result of a change of control	$330,000	—	—

(1)   Amounts are based upon our closing stock price of $1.18 per share on December 31, 2008.  Amount includes the value of accelerated vesting of stock awards and accelerated vesting of stock options, to the extent the option exercise price exceeded the closing stock price of our common stock on December 31, 2008.  The amounts do not include potential exercise of vested stock options.  See the “Outstanding Equity Awards at December 31, 2008” table for information regarding vested stock options.

(2)   Includes a change of control payment equal to three times his base salary and payment of his $1 million major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(3)   Includes a change of control payment equal to three times his base salary.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(4)   In the event of his termination without cause as a result of a change of control, he is entitled to a payment equal to two times his base salary.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	3,249,990	$5.82	1,146,459	(1)
Equity compensation plans not approved by security holders	605,500	$2.29	—	(2)
Total	3,855,490	$5.27	1,146,459

(1)           The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2006 Equity Incentive Plan cannot exceed 5,460,000, including the unissued shares available under the 2003 Plan.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and stock appreciation rights.  As of December 31, 2008, the number of shares of common stock that remained available for issuance under the 2006 Plan was 1,146,459 shares.  The number of shares reflected in column (a) does not include 141,860 shares related to outstanding stock appreciation rights that may be settled in shares or cash, in the discretion of the Company.

(2)           Below is a summary of the material terms of the individual stock option agreements for outstanding stock options granted pursuant to individual compensation arrangements not approved by our stockholders.

OPTION AWARDS

Name	Grant Date	Expiration Date	Option Exercise Price	Number of securities Underlying Option	Vesting Schedule
Michael K. Branstetter (1)	4/5/2006	4/5/2011	$2.80	50,000	100% vested on 4/5/2006
Ricardo Campoy (2)	8/4/2006	8/3/2011	$2.34	33,333	33,333 vested on 8/4/2006
		8/3/2012		33,333	33,333 vested on 8/4/2007
		8/3/2013		33,334	33,334 vested on 8/4/2008
Douglas Dobbs (3)	12/7/2004	12/6/2009	$.70	50,000	100% vested on 12/7/2004
Richard F. Nanna (2)	9/28/2004	9/28/2009	$.44	50,000	100% vested on 9/28/2004
	11/12/2004	11/12/2009	$.75	20,000	100% vested on 11/12/2004
	4/5/2006	4/5/2011	$2.80	50,000	100% vested on 4/5/2006
R. David Russell (2)	4/5/2006	4/5/2011	$2.80	50,000	100% vested on 4/5/2006
Kenneth Rux (4)	5/3/2006	5/5/2009	$3.68	40,000	40,000 vested on 5/3/2007
		5/5/2009		60,000	60,000 vested on 5/3/2008
Norman A. Radford (2)	9/28/2004	2/7/2009	$.44	35,500	100% vested on 9/28/2004
	4/5/2006	2/7/2009	$2.80	50,000	100% vested on 4/5/2006
Gene W. Pierson (2)	4/5/2006	2/7/2009	$2.80	50,000	100% vested on 4/5/2006
Total				605,500

(1)           Option grant made in connection with his service as Secretary, Treasurer and General Counsel of the Company.

(2)           Option grant made in connection with his service as a non-employee member of the board of directors of the Company.

(3)           Option grant made in connection with his investor relations services for the Company.

(4)           Option grant made in connection with his services as Controller of the Company.

DIRECTOR COMPENSATION

The following table lists compensation information for fiscal 2008 for our directors who were not employees.  Mr. Hansen, who is also our Chief Executive Officer, does not receive any separate cash compensation as a director.  Mr. Hansen’s compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables above.  Columns required by SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)

Ricardo M. Campoy	29,000	92,848	—	121,848
Jean-Pierre M. Ergas	21,000	220,000	—	241,000
Mark A. Lettes	29,500	—	—	29,500
Gary A. Loving	22,500	220,000	—	242,500
Richard F. Nanna	22,500	—	—	22,500
Gene W. Pierson(2)	—	69,917	—	69,917
Norman A. Radford(2)	—	69,917	—	69,917
R. David Russell	19,000	—	—	19,000

(1)   These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal year 2008 under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.  These amounts do not reflect amounts paid to or realized by the director for fiscal year 2008.  For information on the method used to calculate stock based compensation costs, see the discussion under Item 8 in our Annual Report on Form 10-K for fiscal year ended December 31, 2008.  As of December 31, 2008, the aggregate number of shares of our common stock underlying outstanding option awards and the number of shares of restricted stock for each non-employee director was as follows:

Name	Aggregate Shares Underlying Options as of 12/31/2008	Restricted Shares as of 12/31/2008
Ricardo M. Campoy	150,000	66,253
Jean-Pierre M. Ergas	—	33,648
Mark A. Lettes	100,000	—
Gary A. Loving	—	33,648
Richard F. Nanna	120,000	20,000
Gene W. Pierson	50,000	—
Norman A. Radford	85,500	—
R. David Russell	70,000	20,000

(2)   Effective February 6, 2008, Norman A. Radford and Gene W. Pierson resigned from our Board of Directors and all other positions each held with the Company.  Upon their resignations, Mr. Radford and Mr. Pierson each forfeited all but 8,333 shares of stock underlying outstanding restricted stock awards as of December 31, 2007.

In connection with their resignations from our Board of Directors, Mr. Radford and Mr. Pierson each received a stock award of 5,000 shares.

New Director and Secretary Compensation Program for 2009

We adopted a new director and secretary compensation program on December 2, 2008, effective as of January 1, 2009.  The following table describes the payments to be made by us under the new director and secretary compensation program.

Director
Annual Retainer	$40,000 total paid quarterly in arrears
Board Meeting Fee	$1,000 paid after each meeting(1)
Audit Committee Chair	$10,000 total paid quarterly in arrears
Other Committee Chairs	$5,000 total paid quarterly in arrears
Board Chair Annual Retainer	$80,000 total paid quarterly in arrears (2)
Committee Meeting Fee	$1,000 paid after each meeting(1)
Sign-on Equity	20,000 shares(3)
Annual Equity	15,000 shares(4)

Secretary
Annual Retainer	$20,000 total paid quarterly in arrears
Annual Equity	5,000 shares(4)

(1)   Fee is paid for telephonic meetings as well.

(2)   Board Chair annual retainer is paid to the Board Chair in lieu of the annual retainer paid to other directors.

(3)   Shares of common stock are granted upon election to the Board of Directors.

(4)   Shares of common stock are granted annually each year on the first business day after January 1.  New directors would receive a pro-rated grant, based upon the time of joining the Board.  A new secretary would receive a pro-rated grant, based upon the time service to the Company begins.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Our Audit Committee reviews any transaction involving the Company and a related party (i) prior to the entry by the Company into such transaction, (ii) at least once a year after the Company’s entry into the transaction, and (iii) upon any significant change in the transaction or relationship.  For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  In its review of any related party transactions, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable):  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Robert L. Russell

On October 1, 2007, we entered into a General Release and Settlement Agreement (the “Release Agreement”) with Mr. Robert L. Russell, our former Chief Executive Officer and Chairman of the Board of Directors, as well as the father of Mr. R. David Russell, a current member of our Board of Directors.  Pursuant to the terms of the Release Agreement, Mr. Robert Russell resigned as an employee of the Company and as a member of our Board of Directors.  The Release Agreement also provided, among other things, for a general release of any claims by Mr. Robert Russell against the Company and, subject to the terms and conditions of the Release Agreement, for Mr. Robert Russell to receive $1,000,000 on the effective date of the Release Agreement, $750,000 on or about April 1, 2008, and $750,000 on or before October 1, 2008. In the event of a change of control of the Company, Mr. Robert Russell will be entitled to receive all amounts due but unpaid under the Release Agreement.

In connection with entering into the Release Agreement, on October 1, 2007, we also entered into a Consulting and Advisory Agreement (the “Consulting Agreement”) with Mr. Robert Russell.  The Consulting Agreement provides, among other things, for Mr. Robert Russell to provide consulting and advisory services (the “Services”) to us for a term of thirty-six months.  In consideration for the Services to be performed, Mr. Robert Russell will receive an annual payment of $250,000 and, subject to the terms and conditions of the Consulting Agreement, a bonus of $250,000 payable within 45 days of the start of construction of the Mt. Hope Project.  In the event of a change of control of the Company, Mr. Robert Russell will be entitled to receive all amounts earned through the date of the change of control, plus a sum equal to the remaining amounts due under the Consulting Agreement.

Andrew Russell

On January 30, 2007, we entered into an amended and restated employment agreement with Mr. Andrew Russell, a son of former executive officer Mr. Robert L. Russell and the brother of current director Mr. R. David Russell, for services as our Director of Projects and Operations for a term of three years.  On January 1, 2008, we entered into an amendment to the amended and restated employment agreement to provide for annual bonuses to Mr. Andrew Russell to be paid within 45 days following the end of each calendar year (as amended, the “Amended and Restated Employment Agreement”).  Under the Amended and Restated Employment Agreement, Mr. Andrew Russell received a salary of $200,000 per year and was entitled to an annual bonus, payable within 45 days of the each calendar year, of an amount not less than 50% of Mr. Andrew Russell’s base salary.

Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. Andrew Russell also received a stock option to purchase 140,000 shares of our common stock at $2.78 per share, the closing price of our common stock on January 30, 2007, an additional aggregate amount of 90,000 shares of restricted common stock that was set to vest based on certain performance based milestones, and the right to receive additional cash bonuses upon the completion of these same milestones.  The specific milestones, the number of shares of restricted stock that were to vest upon completion of these milestones, as applicable, and the cash bonuses that were to be payable upon completion of these milestones are as follows:  (i) 10,000 shares and $15,000 upon completion of the Company’s Mt. Hope Bankable Feasibility Study; (ii) 20,000 shares and $20,000 upon the Company obtaining water rights necessary to operate Mt. Hope Project’s planned facilities; (iii) 20,000 shares and $50,000 if the Company receives a favorable Record of Decision for the Mt. Hope Project during the term of the Amended and Restated Employment Agreement; (iv) not less than $100,000 if the Company obtains sufficient financing to commence operation of the Mt. Hope Project within the term of the Amended and Restated Employment Agreement; and (v) 40,000 shares and $200,000 if operations commence at the Mt. Hope Project during the term of the Amended and Restated Employment Agreement or six months thereafter.

Mr. Andrew Russell voluntarily left the Company on August 1, 2008.  Pursuant to a Waiver and Release entered into by Mr. Russell and the Company, Mr. Russell received $200,000 in severance pay. In addition, stock options to purchase 30,000 shares of common stock vested on the effective date of the Waiver and Release; such options will expire one year from the date of the Waiver and Release.

ADDITIONAL STOCKHOLDER INFORMATION

Stockholder Proposals and Recommendations for Director Nominees for the 2010 Annual Meeting

We anticipate that we will hold our 2010 Annual Meeting of Stockholders within 30 days before or after June 18, 2010.  If you wish to submit a proposal for inclusion in our proxy materials to be circulated in connection with our 2010 Annual Meeting of Stockholders, you must send the proposal to the Company at the address below.  The proposal must be received no later than January 4, 2010 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of a stockholder proposal for matters to be brought before an annual stockholders meeting be received by the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting.  Accordingly, notice of stockholders proposals for the 2010 annual meeting must be received by the Company between February 18, 2010 and March 20, 2010.  In addition, among other requirements set forth in the SEC’s proxy rules, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date you submit the proposal, and you must continue to own such stock through the date of the meeting.

Stockholder proposals and recommendations for director nominees should be sent to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, CO 80401.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof.  Any such request should be directed to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, CO 80401. Upon request, we will promptly deliver a separate copy.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2008 is being mailed to all stockholders with this proxy statement.  Our Annual Report is part of the proxy solicitation materials for the Annual Meeting.  An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above.  The Company’s Form 10-K may also be accessed at the Company’s website at www.generalmoly.com, or at SEC’s website at www.sec.gov.

Other Matters

As of the date of this proxy statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.  However, if other matters are properly brought before the Annual Meeting, the proxies will be voted on those matters at the discretion of the proxy holders.

By Order of the Board of Directors,

/s/ Bruce D. Hansen

Bruce D. Hansen
Chief Executive Officer

Lakewood, Colorado
April 23, 2009

REVOCABLE PROXY

GENERAL MOLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy revokes all prior proxies with respect to the Annual Meeting.  Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

The undersigned hereby appoints Bruce D. Hansen and David A. Chaput (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of General Moly, Inc. (the “Company”) that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Company to be held on June 18, 2009, and any adjournment thereof.  Such shares shall be voted as indicated with respect to the proposals listed below and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.  Each of the proposed items below are described in the Proxy Statement that accompanies this Revocable Proxy, and the descriptions below are qualified in their entirety by the information set forth in the Proxy Statement.

Proposals	The Board of Directors recommends a vote FOR all the nominees listed and FOR proposal 2.
1.	Election of three (3) Class II members to the Board of Directors:
	01	Ricardo M. Campoy	FOR ☐	AGAINST ☐	ABSTAIN ☐
	02	R. David Russell	FOR ☐	AGAINST ☐	ABSTAIN ☐
	03	Andrew G. Sharkey, III	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	In their discretion, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR each of the nominees for director and FOR each proposal.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the spaces below:

Date: , 2009
Stockholder sign above

Date: , 2009
Co-holder (if any) sign above

 Detach above card, sign, date and mail in postage paid envelope provided.

GENERAL MOLY, INC.

1726 Cole Boulevard, Suite 115

Lakewood, Colorado 80401

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.